UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Coleman Cable, Inc.

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April 9, 2010
Waukegan, Illinois

Dear Shareholders:

I am pleased to invite you to attend Coleman Cable’s 2010 annual meeting of shareholders on Friday, April 30, 2010 at 11:00 a.m. (Central time) at our headquarters at 1530 Shields Drive, Waukegan, Illinois.

The notice of Annual Meeting of Shareholders and proxy statement that follow describe those matters to be voted on at the meeting. Your proxy card and our 2009 annual report on Form 10-K are also enclosed.

Your vote is important. To make it easier for you to vote your shares, you have the choice of voting over the Internet, by telephone, or by completing and returning the enclosed proxy card, which describes your voting options in greater detail.

Sincerely,

G. Gary Yetman
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 9, 2010
Waukegan, Illinois

TO THE SHAREHOLDERS OF COLEMAN CABLE, INC.:

The Annual Meeting of Shareholders of Coleman Cable, Inc., which we refer to as the Company, will be held on Friday, April 30, 2010, at 11:00 a.m. Central time at the Company’s headquarters at 1530 Shields Drive, Waukegan, Illinois 60085 for the following purposes:

1. To elect Isaac M. Neuberger, Nachum Stein and G. Gary Yetman as Class I directors;

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2010;

3. To transact such other business, if any, as lawfully may be brought before the meeting.

Only shareholders of record, as shown by the transfer books of the Company, at the close of business on March 18, 2010, are entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. YOU MAY ALSO VOTE OVER THE INTERNET OR BY TELEPHONE BY FOLLOWING THE VOTING INSTRUCTIONS PRINTED ON THE ACCOMPANYING PROXY CARD. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ENCLOSED PROXY STATEMENT.

By Order of the Board of Directors,

/s/  Richard N. Burger
Richard N. Burger
Secretary

i

ii

COLEMAN CABLE, INC.
1530 Shields Drive
Waukegan, Illinois 60085
April 9, 2010

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING OF SHAREHOLDERS AND VOTING

Why Did You Send Me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Coleman Cable, Inc., which we refer to as “Coleman Cable,” “we,” “us,” “our,” or the “Company” is soliciting your proxy to vote at the 2010 Annual Meeting of Shareholders, which will be held on Friday, April 30, 2010, at 11:00 a.m. Central time at the Company’s headquarters at 1530 Shields Drive, Waukegan, Illinois 60085. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 accompanies this Proxy Statement. Our Annual Report on Form 10-K may also be found on our website at www.colemancable.com.

This Proxy Statement summarizes the information you need to vote at the Annual Meeting of Shareholders. You do not need to attend the Annual Meeting of Shareholders to vote your shares. You may simply complete, sign and return the enclosed proxy card or vote by telephone or over the Internet.

What Proposals will be Voted on at the Annual Meeting of Shareholders?

There are two proposals scheduled to be voted on at the Annual Meeting of Shareholders:

•	The election of Isaac M. Neuberger, Nachum Stein and G. Gary Yetman as Class I directors.

•	The ratification of the selection of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent auditors for 2010.

Coleman Cable’s Board recommends that you vote your shares “FOR” each of the nominees of the Board and “FOR” the appointment of the selection of Deloitte & Touche LLP as our independent auditors for 2010.

Who Is Entitled to Vote?

March 18, 2010 is the record date for the Annual Meeting of Shareholders. If you owned our common shares at the close of business on March 18, 2010, you are entitled to vote. On that date, we had 17,344,480 of our common shares outstanding and entitled to vote at the Annual Meeting of Shareholders. Our common shares are our only class of voting stock. We will begin mailing this Proxy Statement on or about April 14, 2010 to all shareholders entitled to vote.

How Many Votes Do I Have?

You have one vote for each of our common shares that you owned at the close of business on March 18, 2010.

What is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly by Coleman Cable. As the shareholder of record, you have the right to grant your voting proxy directly to Coleman Cable or to vote in person at the Annual Meeting of Shareholders. Coleman Cable has enclosed a proxy card for you to use. You may also vote on the Internet or by telephone as described below under the heading “May I Vote by Telephone or Via the Internet?”.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares and are also invited to attend the Annual Meeting of Shareholders. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual Meeting of Shareholders if you follow the instructions described below under the heading “How Do I Vote In Person at the Annual Meeting of Shareholders?”. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. You may also vote on the Internet or by telephone as described below under the heading “May I Vote by Telephone or Via the Internet?”.

How Do I Vote by Proxy?

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board:

•	“FOR” the election of Isaac M. Neuberger, Nachum Stein and G. Gary Yetman as Class I directors.

•	“FOR” the ratification of Deloitte & Touche LLP as our independent auditors for 2010.

If any other matter is presented, your proxy will vote in accordance with his or her best judgment. At the time we began printing this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting of Shareholders, other than those discussed in this Proxy Statement.

May I Vote by Telephone or Via the Internet?

Yes. Instead of submitting your vote by mail on the enclosed proxy card, you may be able to vote via the Internet or by telephone. We encourage you to do so because your vote is then tabulated faster than if you mailed it. Please note that there are separate Internet and telephone arrangements depending on whether you are a shareholder of record (that is, if you hold your stock in your own name), or whether you are a beneficial owner and hold your shares in “street name” (that is, if your stock is held in the name of your broker or bank).

If you are a shareholder of record, you may vote by telephone, or electronically through the Internet, by following the instructions provided on your proxy card.

If you are a beneficial owner and hold your shares in “street name”, you may need to contact your bank or broker to determine whether you will be able to vote by telephone or electronically.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. If you vote via the Internet, you may incur costs, such as usage charges from Internet access providers and telephone companies. You will be responsible for those costs.

Whether or not you plan to attend the Annual Meeting of Shareholders, we urge you to vote. Returning the proxy card or voting by telephone or over the Internet will not affect your right to attend the Annual Meeting of Shareholders and vote.

May I Revoke My Proxy?

Yes. If you change your mind after you vote, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:

•	Send in another signed proxy with a later date or resubmit your vote by telephone or the Internet,

•	Send a letter revoking your proxy to Coleman Cable’s Secretary at 1530 Shields Drive, Waukegan, Illinois 60085, or

•	Attend the Annual Meeting of Shareholders and vote in person.

If you wish to revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

How Do I Vote in Person at the Annual Meeting of Shareholders?

You may vote shares held directly in your name as the shareholder of record in person at the Annual Meeting of Shareholders. If you choose to vote your shares in person at the Annual Meeting of Shareholders, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting of Shareholders, Coleman Cable recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting of Shareholders.

Shares beneficially owned and held in “street name” may be voted in person by you only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, you must bring to the Annual Meeting of Shareholders an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares and a signed proxy from the shareholder of record giving you the right to vote the shares. The account statement or letter must show that you were beneficial owner of the shares on March 18, 2010.

What Votes Need to be Present to Hold the Annual Meeting of Shareholders?

To have a quorum for our Annual Meeting of Shareholders, persons must be present, in person or by proxy, representing more than 50% of the common shares that were outstanding on March 18, 2010.

What Vote Is Required to Approve Each Proposal?

Election of Directors	The election of each nominee for Class I director requires the affirmative vote of a plurality of the votes cast on such proposal at the Annual Meeting of Shareholders.

Ratification of Appointment of Independent Auditors	The ratification of the selection of Deloitte & Touche LLP as independent auditors for 2010 requires the affirmative vote of a majority of the votes cast on such proposal at the Annual Meeting of Shareholders.

How Are Votes Counted?

In the election of Coleman Cable directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the ratification of Coleman Cable’s independent auditors, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN”. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. We will appoint one or more inspectors of election to count votes cast in person or by proxy.

What Is the Effect of Broker Non-Votes and Abstentions?

Abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not entitled to vote for purposes of determining whether shareholder approval of that matter has been obtained and, therefore, will have no effect on the outcome of the vote on any such matter. A broker “non-vote” occurs on an item when shares held by a broker are present or represented at the meeting, but the broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

What Are the Costs of Soliciting these Proxies and Who Will Pay Them?

Coleman Cable will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse our transfer agent and banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Where Can I Find the Voting Results?

We will publish the voting results by filing a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission within four business days of our Annual Meeting of Shareholders.

Do Directors and Members of Management Attend the Annual Meeting of Shareholders?

Although we do not have a formal policy regarding director and management attendance at shareholder meetings, we encourage our directors and key members of management to attend our annual meeting of shareholders and special meetings of shareholders. In 2009, our top executives and four of our directors attended the annual meeting of shareholders.

Can a Shareholder Communicate Directly with our Board? If so, how?

Our Board provides a process for shareholders, employees or other interested parties to send communications to the Board. Shareholders, employees or other interested parties wanting to contact the Board concerning accounting or auditing matters may send an e-mail to the Chairman of the Audit Committee at auditcommittee@coleman-cable.com. Shareholders, employees or other interested parties wanting to contact the Board, the independent directors, the Chairman of the Board, the chairman of any Board committee or any other director, as to other matters may send an e-mail to directors@coleman-cable.com. The Secretary has access to these e-mail addresses. Alternatively, shareholders, employees or other interested parties may send written communications to the Board of Directors of Coleman Cable, Inc., c/o Secretary, 1530 Shields Drive, Waukegan, Illinois 60085. Communication with the Board may be done anonymously.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

General

Our By-laws divide our Board of Directors into three classes with the terms of office of each class ending in successive years. Our By-Laws empower our Board of Directors to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next Annual Meeting of Shareholders.

Following recommendation from the Nominating and Corporate Governance Committee, our Board of Directors has nominated Isaac M. Neuberger, Nachum Stein and G. Gary Yetman for re-election as Class I directors of the Company to serve three year terms to expire at the Annual Meeting of Shareholders in 2013. Following the 2010 Annual Meeting of Shareholders, this committee may recommend that the Board of Directors appoint additional directors to fill vacancies. If that occurs, the newly appointed directors will be identified in a Current Report on Form 8-K filed with the Securities and Exchange Commission. Any individual appointed as a director by the Board of Directors will be appointed to serve until the 2011 Annual Meeting of Shareholders, at which point such director will stand for election by the shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE
NOMINEES AS DIRECTORS OF THE COMPANY.

It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board of Directors. We know of no reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or the Board increases the number of directors, the Board may fill the vacancy until the next Annual Meeting of Shareholders.

We have set forth below information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting of Shareholders. There are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

Nominees for Election for Terms Expiring in 2013

Isaac M. Neuberger, age 63, joined our Board of Directors in November 2007. Mr. Neuberger is a founding principal of the law firm of Neuberger, Quinn, Gielen, Rubin & Gibber, P.A., located in Baltimore, Maryland. He also serves as a member of the Board of Directors of AmTrust Financial Services, Inc. (NASDAQ: AFSI). Mr. Neuberger’s substantial experience rendering legal advice in a variety of corporate transactional areas makes him an important contributor to board discussions.

Nachum Stein, age 61, has been Co-Chairman of the Board of the Company since January 1999. He founded and is currently Chairman and Chief Executive Officer of American European Group and its subsidiaries, an insurance holding company. He was previously co-chairman of Riblet Products Corporation from January 1987 until its merger with the Company. Mr. Stein’s in-depth knowledge of the Company and strong business experience make him a valuable asset as Co-Chairman.

G. Gary Yetman, age 55, joined our predecessor company in 1986 and has served as President and Chief Executive Officer and as a director of the Company since December 1999. Prior to his current role, Mr. Yetman held various senior management positions with our predecessor company and within the electrical industry. Mr. Yetman’s substantial leadership experience and knowledge of the Company and his positions as President and Chief Executive Officer make him a key director of the Company.

Directors Whose Terms of Office Will Continue after this Meeting

Directors Whose Terms Expire in 2011

Shmuel D. Levinson, age 36, has been a director of the Company since March 2005. Since 1996, he has been the principal in his family business, a commercial and residential real estate development company, as well as for Trapeeze Inc., a real estate investment company. Mr. Levinson is currently the Managing Director of Levinson Capital Management LLC, a private equity investment fund. Mr. Levinson is a director of Optician Medical Inc., a medical device manufacturer, Canary Wharf Group PLC, a real estate development and investment group, and Songbird Estates PLC, a real estate investment company. Mr. Levinson’s wife is the niece of David Bistricer, another of our directors. Mr. Levinson brings broad understanding of the strategic priorities of diverse industries to our Board of Directors.

James G. London, age 62, has been a director of the Company since March 2005. From 1994 to 2002, he was the President of the Wire & Cable Division of Anixter International Inc., a communications, wire and cable distributor. Prior to that time, Mr. London held various management positions with Anixter International

Inc. Mr. London retired in 2002 after a 26-year career with Anixter International Inc. (NYSE: AXE). Mr. London’s leadership experience and industry knowledge make him an asset to our board discussions.

Harmon S. Spolan, age 74, joined our Board of Directors in November 2007. Mr. Spolan is Of Counsel to the law firm of Cozen O’Connor P.C. located in Philadelphia, Pennsylvania, where he is chairman of the firm’s charitable foundation. Prior to joining Cozen in 1999, he served as President, Chief Operating Officer and a director of JeffBanks, Inc., a Nasdaq-traded bank holding company, and its subsidiary Jefferson Bank for 22 years. Mr. Spolan has also been employed by Cohen & Company, Inc., an investment bank, since 2004. Mr. Spolan is also a member of the Board of Directors of Atlas Energy, Inc. (NASDAQ: ATLS). Previously, Mr. Spolan served on the Board of Directors of TRM Corporation (NASDAQ: TRMM) from 2002 until 2008. Mr. Spolan brings considerable financial acumen and legal knowledge to our Board of Directors.

Directors Whose Terms Expire in 2012

David Bistricer, age 60, has been Co-Chairman of the Board of the Company since January 1999. He was previously co-chairman of Riblet Products Corporation from January 1987 until its merger with the Company in 2000. Since 1995, Mr. Bistricer has been the managing member of Berkshire Capital LLC, a real estate investment firm operating in New York and New Jersey. Mr. Bistricer’s niece is Mr. Levinson’s wife. Mr. Bistricer brings industry experience, leadership abilities and strategic insight to his role as Co-Chairman of our Board of Directors.

Dennis J. Martin, age 59, joined our Board of Directors in February 2008. Mr. Martin has been an independent consultant since 2005. Mr. Martin is Vice President of BD Martin Group LLC, a consulting firm, a position he has held since 2005. From 2001 to 2005, he was the Chairman, President and Chief Executive Officer of General Binding Corporation (GBC), a manufacturer and marketer of binding and laminating office equipment. He joined GBC from Illinois Tool Works (NYSE: ITW) where he was Executive Vice President and Chief Executive Officer of the Welding Products Group. He enjoyed a ten-year career at Illinois Tool Works after joining from Ingersoll-Rand Company. In addition to our Board, Mr. Martin also serves as a director of HNI Corporation (NYSE: HNI) and Federal Signal Corporation (NYSE: FSS), serving in such capacities since 2000 and 2008, respectively. Additionally, Mr. Martin served on the board of directors of A.O. Smith Corporation (NYSE:AOS) from 2004 until 2005. Mr. Martin’s considerable management experience in the manufacturing industry makes him a valuable asset to our Board of Directors.

Denis E. Springer, age 64, joined our Board of Directors in April 2007. In 1999, Mr. Springer retired as Senior Vice President and Chief Financial Officer of Burlington Northern Santa Fe Corporation (NYSE: BNI), a position he held since 1995. Since 1999, Mr. Springer has been a trustee of Aston Funds, a family of mutual funds headquartered in Chicago. He currently serves on Aston Funds’ audit, valuation, and nominating and governance committees. Mr. Springer brings financial knowledge and managerial experience to the Board of Directors.

CORPORATE GOVERNANCE

Overview

In General	Our Board of Directors has adopted corporate governance policies. We have adopted Corporate Governance Guidelines covering issues such as director qualification standards, including independence and director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, directors’ service on other boards, director executive sessions and director interaction with external audiences. We also adopted a Code of Business Conduct and Ethics and charters for each of our Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee. The full text of our Corporate Governance Guidelines, our Code of Business Conduct and Ethics and each committee charter, is available on the Company’s website located at www.colemancable.com. You can view and print our Corporate Governance Guidelines, Code of Business Conduct and Ethics and committee charters by accessing our website, then clicking on ‘Investors’, then on ‘Corporate Governance’, and then on ‘Committees and Charters’. In addition, you may request copies of the Corporate Governance Guidelines, the Code of Business Conduct and Ethics, and the committee charters by contacting our Secretary:

Telephone (847) 672-2300
Facsimile (847) 689-1192
e-mail info@coleman-cable.com
Non-Management Director Meetings	Our independent directors meet regularly. A lead director may be designated by a majority vote of the independent directors. The lead director would have the authority to call meetings of the independent directors or executive sessions of non-management directors. The lead director would preside at all meetings of the Board at which the Co-Chairmen are not present, including executive sessions of non-management directors. The lead director would also serve as a liaison between the Co-Chairmen and the independent directors as required. The independent directors may delegate additional duties to the lead director as appropriate.
Other Corporate Governance Highlights	• Only non-employee independent directors serve on our Audit, Compensation and Nominating and Corporate Governance Committees and a majority of our board is composed of independent directors.
• Our Board reviews its performance as well as that of its principal committees on an annual basis.

•   Under our Corporate Governance Guidelines, directors are expected to report changes in their business or professional affiliations or responsibilities, including retirement, to the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee. If the Nominating and Corporate Governance Committee concludes that a director no longer meets the Company’s requirements for service on the Board, the director is expected to offer to resign. In addition, directors are required to advise the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on another board.

• Annually, the Company prepares a report on succession planning (including succession in case of an emergency or the retirement of the CEO), which is approved by our Board.
• Our Audit Committee appoints, determines the compensation, and oversees the work of our independent auditors. It also has the authority to retain outside advisors.

•   Our Compensation Committee evaluates the performance of the Chief Executive Officer based on corporate goals and objectives and recommends his compensation level based on this evaluation. The Board approves the Chief Executive Officer’s compensation. The Compensation Committee reviews the Chief Executive Officer’s proposal relevant to the compensation of the Company’s other executive officers and makes a recommendation on the amount of compensation that should be paid to them based on this review and submission to the Board for their final determination and approval. Our Compensation Committee has the authority to retain independent advisors.

•   Our Board has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees. The Code of Business Conduct and Ethics addresses, among other things, related person transactions, disclosure, legal compliance, insider trading and protection and proper use of Company assets.

Board of Directors

Our Board oversees our business and monitors the performance of management. The Board does not involve itself in day-to-day operations. The directors keep themselves informed by discussing matters with the Chief Executive Officer, other key executives and our principal external advisors, such as legal counsel, outside auditors, investment bankers and other consultants, by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

The Board usually meets four times per year in regularly scheduled meetings, but will meet more often if necessary. The Board met six times during 2009. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of which they were a member held during the year ended December 31, 2009.

Director Independence

The Board has determined that Shmuel D. Levinson, James G. London, Dennis J. Martin, Isaac M. Neuberger, Harmon S. Spolan and Denis E. Springer are independent directors under the listing standards of NASDAQ. In making its determination of independence, the Board determined that no material relationships existed between the Company and these directors. The Board also considered the other directorships held by the independent directors and determined that none of these directorships constituted a material relationship with the Company.

Board Leadership Structure

The Company’s By-Laws require the Board to choose the Chairman of the Board from among the Directors and provide the Board with the ability to appoint the President or Chief Executive Officer of the Company as the Chairman of the Board. This approach gives the Board the necessary flexibility to determine whether these positions should be held by the same person or by separate persons based on the leadership needs of the Company at any particular time.

Currently, we maintain separate roles between the Chief Executive Officer and Co-Chairmen of the Board in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership and performance of the Company. The Co-Chairmen of the Board provide guidance to the Chief Executive Officer, set the agenda for Board meetings, and preside over meetings of the Board of Directors.

Committees of the Board

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, all of which consist exclusively of members who qualify as independent directors under the applicable requirements of NASDAQ.

Audit Committee	The Audit Committee is composed entirely of directors who are independent of the Company and its management, as defined by NASDAQ listing standards. The members of the Audit Committee are Dennis J. Martin, Harmon S. Spolan and Denis E. Springer. Mr. Springer serves as chairman of the Audit Committee.
The Board has determined that each member of the Audit Committee satisfies the financial literacy requirements of NASDAQ. Additionally, the Board has determined that Messrs. Martin, Spolan and Springer are “audit committee financial experts,” as that term is defined under 401(h) of Regulation S-K.
The Audit Committee monitors (1) the integrity of the financial statements of the Company; (2) the independent public accountant’s qualifications and independence; and (3) the performance of the Company’s independent public accountants.
This Committee met seven times in 2009.
Compensation Committee	The Compensation Committee is composed entirely of directors who are independent of the Company and its management, as defined by NASDAQ listing standards. The members of the Compensation Committee are Denis E. Springer, Isaac M. Neuberger and Dennis J. Martin. Mr. Neuberger serves as chairman of the Compensation Committee.
The Compensation Committee has responsibility for (1) discharging the Board’s responsibilities relating to compensation of the Company’s executives; and (2) reviewing and approving an annual report of the Compensation Committee required by the Securities and Exchange Commission to be included in the Company’s annual meeting proxy statement.
This Committee met six times in 2009.
Nominating and Corporate Governance Committee	The Nominating and Corporate Governance Committee is composed entirely of directors who are independent of the Company and its management, as defined by NASDAQ listing standards. The members of the Nominating and Corporate Governance Committee are James G. London, Isaac M. Neuberger and Harmon S. Spolan. Mr. Spolan serves as chairman of the Nominating and Corporate Governance Committee.
The responsibilities of the Nominating and Corporate Governance Committee include (1) the identification of individuals qualified to become Board members, and recommending to the Board the director nominees for the next annual meeting of shareholders; and (2) developing and recommending to the Board the Corporate Governance Guidelines and the Code of Business Conduct and Ethics applicable to the Company.
This Committee met four times in 2009.

Risk Oversight

Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material operational, financial, compensation and compliance risks with senior management. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for discussing with management the Company’s policies and guidelines to govern the process by which risk assessment and risk management is undertaken by management, including guidelines and policies to identify the Company’s major financial risk exposures, and the steps management has taken to monitor and control such exposures. For example, our Director of Internal Audit reports to the Audit Committee on a regular basis with respect to compliance with our risk management policies. The Audit Committee also performs a central oversight role with respect to financial and compliance risks, and reports on its findings at each regularly scheduled meeting of the Board after meeting with our Director of Internal Audit and our independent auditor, Deloitte & Touche LLP. The Compensation Committee considers risk in connection with its design of compensation programs for our executives. The Nominating and

Corporate Governance Committee annually reviews the Company’s corporate governance guidelines and their implementation. Each committee regularly reports to the Board.

How are Directors Nominated?

In accordance with its charter, the Nominating and Corporate Governance Committee identifies potential nominees for directors from various sources. The Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. The Nominating and Corporate Governance Committee seeks candidates from diverse business and professional backgrounds with outstanding integrity, achievements, judgment and such other skills and experience that will enhance the Board’s ability to serve the long-term interests of the shareholders. The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. The Committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race and gender. Further, the Nominating and Corporate Governance Committee seeks candidates who are committed to representing the long-term interests of the shareholders. The Nominating and Corporate Governance Committee’s objective is to assemble a slate of directors that can best fulfill the Company’s goals and promote the interests of shareholders.

The Nominating and Corporate Governance Committee may from time to time use its authority under its charter to retain at the Company’s expense one or more search firms to identify candidates and to approve the search firm’s fees and other retention terms, and will specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. Following the 2009 Annual Meeting of Shareholders, the Nominating and Corporate Governance Committee did not identify any new nominees for our Board of Directors. Accordingly, the Company has not paid any fees to any third party during this time period for the identification or evaluation of the nominees for our Board of Directors.

The Nominating and Corporate Governance Committee will consider a shareholder’s recommendation for director, but the Nominating and Corporate Governance Committee has no obligation to recommend such candidates for nomination by the Board of Directors. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for candidates for election, the shareholder should mail it to: Secretary, Coleman Cable, Inc., 1530 Shields Drive, Waukegan, Illinois 60085. No person recommended by a shareholder will become a nominee for director and be included in a proxy statement unless the Nominating and Corporate Governance Committee recommends, and the Board approves, such person.

If a shareholder desires to nominate a person for election as director at a shareholders meeting, that shareholder must comply with Section 2.8 of the Company’s By-Laws, which requires written notice to be given (i) with respect to an election of directors to be held at the annual meeting of shareholders, not later than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of the shareholders and (ii) with respect to an election of directors to be held at a special meeting of shareholders, not later than the close of business on the 10th day following the day on which such notice of the special meeting was first mailed to the shareholders or public disclosure of the date of the special meeting was first made, whichever first occurs. This time period has passed with respect to the 2010 Annual Meeting of Shareholders. With respect to the 2011 Annual Meeting of Shareholders, the Company must receive such written notice on or prior to December 5, 2010. Such notice must describe the nomination in sufficient detail to be summarized on the agenda for the meeting and must set forth:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and address, as they appear on the Company’s books, of the shareholder proposing such business;

•	the acquisition date, the class and the number of shares of voting stock of the Company which are owned beneficially by the shareholder;

•	any material interest of the shareholder in such business; and

•	a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting.

Role of Compensation Consultants

In past years we have engaged (and may in the future engage) a compensation consultant to assist with the design of our executive compensation program. We did not engage a compensation consultant in 2009. For more information, please see the “Compensation Discussion and Analysis — Our Compensation Process” section.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or compensation committee of an entity that has one or more of its executive officers serving as a member of our Board of Directors or compensation committee.

What Is Our Related Party Transactions Approval Policy and What Procedures Do We Use to Implement It?

Our Audit Committee charter, adopted on December 12, 2006, provides that the Audit Committee shall review and appraise the fairness of related party transactions. In accordance with such charter, our Audit Committee has adopted a written Related Party Transactions Policy.

Under the policy, our Chief Financial Officer will identify related person transactions requiring Audit Committee review pursuant to our Audit Committee charter from transactions that are:

•	disclosed in director and officer questionnaires;

•	reported directly by the related person or by another employee of the Company; or

•	identified from accounting records based on a list of related persons.

If the Company has a related person transaction that requires Audit Committee approval in accordance with the policies set forth in our Audit Committee charter, we will either seek that approval before we enter the transaction or, if that timing is not practical, we will ask the Audit Committee to ratify the transaction.

In determining whether to approve or ratify a related person transaction, the Audit Committee will consider the following items, among others:

•	the related person’s relationship to the Company and interest in the transaction;

•	the material facts of the transaction, including the aggregate value of such transaction or, in the case of indebtedness, the amount of principal involved;

•	the benefits to the Company of the transaction;

•	if applicable, the availability of other sources of comparable products or services;

•	an assessment of whether the transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally;

•	whether a transaction has the potential to impair director independence; and

•	whether the transaction constitutes a conflict of interest.

What Related Person Transactions Do We Have?

Lease for Corporate Headquarters

The Company leases its corporate headquarters facility in Waukegan, Illinois from HQ2 Properties, LLC. Three of our directors (Messrs. Bistricer, Stein and Yetman) and one of our executive officers (Mr. Burger) are the major equity owners of HQ2 Properties, LLC.

The rent payable under the lease consists of base rent, which was approximately $347,000 in 2004 and escalates to approximately $444,000 in 2015, each calculated pursuant to the terms of the lease. We paid $388,000 in 2009 pursuant to the lease. The aggregate amount due under the lease from January 1, 2009 until the end of the term is $2,806,000.

Leases with DJR Ventures, LLC

We lease three manufacturing facilities and three vehicles from DJR Ventures, LLC in which Richard Carr, our Executive Vice President, Operations, has a substantial minority interest. We paid a total of $1,069,000 in 2009 pursuant to the leases. The aggregate amount due under the leases from January 1, 2009 until the end of the term is $9,279,000.

Shareholders Agreement

Shareholders holding approximately 50% of our shares as of the date of this proxy are parties to a shareholders agreement, dated October 11, 2006, which we refer to as the “shareholders agreement.” Shareholders subject to the shareholders agreement include G. Gary Yetman, Richard N. Burger, Nachum Stein, National Society for Hebrew Day Schools, Mr. Stein’s children and their spouses, certain in-laws of Mr. Stein and various trusts for the respective benefit of David Bistricer, Mr. Bistricer’s father, Nachum Stein and certain of Mr. Stein’s in-laws.

Right of First Refusal

In the event that any shareholder subject to the shareholders agreement desires to sell shares of our common stock to a third party, the other shareholders subject to the shareholders agreement have the right to offer to purchase such shares on the same terms prior to any such sale.

Registration Rights

We granted those shareholders who are a party to the shareholders agreement incidental, or “piggyback,” registration rights with respect to their shares of our common stock.

Amendment

Subject to certain exceptions, the shareholders agreement may be amended only with the written consent of the holders of two-thirds of the shares subject to the shareholders agreement.

Termination

The shareholders agreement shall remain in full force and effect in accordance with its terms until October 11, 2013, although it may be terminated earlier with the written consent of the holders of two-thirds of the shares subject to the shareholders agreement.

Tax Matters Agreement

In September 2006, we entered into a tax matters agreement with our then-existing S corporation shareholders (the “Tax Matters Agreement”) that provides for, among other things, the indemnification of these shareholders for any increase in their tax liability relating to their ownership of our shares, including interest and penalties, and reimbursement of their expenses (including attorneys’ fees) related to the period prior to our conversion to a C corporation.

On April 24, 2006, the Internal Revenue Service (“IRS”) issued a Notice of Proposed Adjustment claiming that we were not entitled to tax deductions in connection with our then-existing practice involving the prepayment of certain management fees and our payment of certain factoring costs to CCI Enterprises, Inc., our former wholly-owned C corporation subsidiary. We settled this matter with the IRS in 2008 and as a result, under the above-noted Tax Matters Agreement, we are obligated to indemnify our S corporation shareholders on record as of the effective date of the Tax Matters Agreement, for amounts owed as a result of the settlement. As of December 31, 2009, we accrued costs of approximately $441,000, including interest, recorded for this obligation.

Compliance with Section 16(a) Beneficial Ownership Reporting in 2009

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish us with copies of these reports. Based upon our review of reports filed with the Securities and Exchange Commission by the reporting persons, and based upon written representations received from the reporting persons, we believe that all of the reporting persons timely complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 during 2009, except for (A) purchases by Mr. Bistricer of (i) 1,122 shares on March 18, 2009, 1,740 shares on March 19, 2009 and 3,128 shares on March 20, 2009 which were each reported a Form 4 filed on April 1, 2009; and (ii) 9,025 shares on November 18, 2009, and 2,500 shares on November 19, 2009 which were each reported on a Form 4 filed on November 25, 2009; and (B) purchases by Mr. Stein of (i) 1,123 shares on March 18, 2009, 1,740 shares on March 19, 2009 and 3,128 shares on March 20, 2009 which were each reported on a Form 4 filed on April 2, 2009 and (ii) 18,050 shares on November 18, 2009, 5,000 shares on November 19, 2009 and 5,500 shares on November 23, 2009 which were each reported on a Form 4 filed on December 1, 2009.

INFORMATION ABOUT OUR COMMON SHARE OWNERSHIP

How Much Stock is Owned By Directors and Executive Officers?

The following table shows our common shares owned directly or indirectly by our directors and named executive officers as of March 18, 2010.

	Number of
Name	Shares	Percent

Directors and Named Executive Officers:
David Bistricer(1)(2)	251,999	1.4%
Richard N. Burger(3)	602,591	3.5%
Richard Carr(4)	34,998	*
Michael A. Frigo(4)	27,228	*
Kathy Jo Van(5)	124,708	*
Shmuel D. Levinson	39,428	*
James G. London(6)	41,094	*
Dennis J. Martin	38,330	*
Isaac M. Neuberger(6)	41,094	*
Harmon S. Spolan(6)	42,094	*
Denis E. Springer(6)	41,094	*
Nachum Stein(7)(8)	717,721	4.1%
G. Gary Yetman(9)	952,930	5.4%
All directors and executive officers as a group(10)	2,947,445	17.0%

*	Less than 1%

(1)	Mr. David Bistricer’s address is: 4611 12th Avenue, Brooklyn, New York 11219.

(2)	This does not include 1,812,586 shares held by The DB 2006 Trust and 1,782,536 shares held by The MB 2006 Trust, each for the benefit of family members of Mr. David Bistricer, as to which Mr. David Bistricer disclaims beneficial ownership.

(3)	Includes 143,697 options that have already vested.

(4)	Includes 24,998 options that have already vested.

(5)	Includes 42,678 options that have already vested.

(6)	Includes 1,666 options that have already vested.

(7)	This does not include 2,876,008 shares owned by Messrs. A. Hasenfeld, E. Hasenfeld and H. Hasenfeld, each a brother-in-law of Nachum Stein, certain family members of Nachum Stein and trusts for the benefit of certain family members of Nachum Stein, as to which Mr. Stein disclaims beneficial ownership.

(8)	Includes 110,240 shares owned by HSI Partnership. The partners of HSI Partnership are Messrs. A. Hasenfeld, E. Hasenfeld and H. Hasenfeld, and Nachum Stein. Each of the partners shares voting and investment power for the 110,240 shares.

(9)	Includes 15,477 shares owned by Mr. Yetman’s spouse and 298,239 options that have already vested.

(10)	This does not include the 6,471,130 shares owned by certain family members of Nachum Stein and David Bistricer and trusts for the benefit of certain family members of Nachum Stein and David Bistricer. (See footnotes 2 and 7).

Which Shareholders own at least 5% of our Common Shares?

The following table shows all persons we know to be direct or indirect owners of at least 5% of our common shares as of March 18, 2010, except as otherwise noted.

	Number of Shares	Percent of
Name of Beneficial Owner	Beneficially Owned	Class

5% Shareholders:
The DB 2006 Trust(1)	1,812,586	10.5%
The MB 2006 Trust(2)	1,782,536	10.2%
SCSF Equities, LLC(3)	1,228,000	7.1%
JANA Partners LLC(4)	1,146,336	6.6%
Raging Funds(5)	999,114	5.8%
Eubel Brady & Suttman Asset Management, Inc.(6)	995,398	5.7%

(1)	Based on a Schedule 13G/A filed by The DB 2006 Trust on February 12, 2010, a majority of the trustees of The DB 2006 Trust, acting together, have the power to vote and to dispose or direct the vote and disposition of 1,812,586 shares. Ester Bistricer, spouse of David Bistricer, Michael Friedman and Lester E. Lipschutz are the trustees of The DB 2006 Trust. The address of The DB 2006 Trust is c/o David Bistricer, 4611 12th Avenue, Brooklyn, New York 11219.

(2)	Based on a Schedule 13G/A filed by The MB 2006 Trust on February 12, 2010, a majority of the trustees of The MB 2006 Trust, acting together, have the power to vote and to dispose or direct the vote and disposition of 1,782,536 shares. Elsa Bistricer, spouse of Moric Bistricer, Michael Friedman and Lester E. Lipschutz are the trustees of The MB 2006 Trust. The address of The MB 2006 Trust is c/o David Bistricer, 4611 12th Avenue, Brooklyn, New York 11219.

(3)	Based on a Schedule 13D/A filed jointly by SCSF Equities, LLC (“SCSF Equities”), Sun Capital Securities Offshore Fund, Ltd. (“Sun Offshore Fund”), Sun Capital Securities Fund, LP (“Sun Securities Fund”), Sun Capital Securities Advisors, LP (“Sun Advisors”), Sun Capital Securities, LLC (“Sun Capital Securities”), Marc J. Leder and Rodger R. Krouse on November 12, 2009. SCSF Equities has shared power to vote and to dispose or direct the vote and disposition of 1,228,000 shares. Messrs. Leder and Krouse may each be deemed to control SCSF Equities, Sun Securities Fund and Sun Advisors, as Messrs. Leder and Krouse each own 50% of the membership interests in Sun Capital Securities, which in turn is the general partner of Sun Advisors, which in turn is the general partner of Sun Securities Fund, which in turn is the managing member of SCSF Equities. Messrs. Leder and Krouse may each be deemed to control Sun Offshore Fund by virtue of being the only two directors of Sun Offshore Fund. Sun Offshore Fund, in turn, owns a majority of the membership interests of SCSF Equities. The address of the principal business office of each of SCSF Equities, Sun Offshore Fund, Sun Securities Fund, Sun Advisors, Sun Capital Securities, Marc J. Leder and Rodger R. Krouse is 5200 Town Center Circle, Suite 600, Boca Raton, Florida 33486.

(4)	Based on a Schedule 13G/A filed by JANA Partners LLC on February 16, 2010, JANA Partners has power to vote and to dispose or direct the vote and disposition of 1,146,336 shares. The address of JANA Partners principal business office is 767 Fifth Avenue, 8th Floor, New York, New York 10153.

(5)	Based on a Schedule 13G filed on February 4, 2010 jointly by Raging Capital Fund, LP (“Raging Capital Fund”), Raging Capital Fund (QP), LP (“Raging Capital Fund QP” and together with Raging Capital Fund, the “Raging Funds”), Raging Capital Management, LLC (“Raging Capital”), and William C. Martin (“Mr. Martin”), Raging Capital Fund, Raging Capital Fund QP, Raging Capital and Mr. Martin have shared power to vote and to dispose or direct the vote and disposition of 541,616, 457,498, 999,114 and 999,114 shares, respectively. Raging Capital is the general partner of each of the Raging Funds. Mr. Martin is the managing member of Raging Capital. By virtue of these relationships, each of Raging Capital and Mr. Martin may be deemed to beneficially own Coleman Cable’s Common Stock, par value $0.001 per share, owned directly by the Raging Funds. The principal business address of each of the Raging Funds and Mr. Martin is 254 Witherspoon Street, Princeton, New Jersey 08542.

(6)	Based on a Schedule 13G/A filed jointly by Eubel Brady & Suttman Asset Management, Inc. (“EBS”), Ronald Eubel, Mark E. Brady, Robert J. Suttman II, William E. Hazel, Kenneth E. Leist, Paul D. Crichton, Julie E. Smallwood, Scott E. Lundy on February 24, 2010, EBS has shared power to vote and to dispose or direct the vote and disposition of 995,398 shares. Messrs. Eubel, Brady, Suttman II, and Hazel may, as a result of their ownership in and positions with EBS and other affiliated entities, be deemed to be indirect beneficial owners of 1,043,783 shares held by EBS and one affiliated entity, EBS Partners L.P. Messrs. Leist, Chricton, Lundy, and Ms. Smallwood may, as a result of their ownership in and positions with EBS, be deemed to be indirect beneficial owners of 995,398 shares. Mr. Eubel is the beneficial owner of an additional 550 shares. Ms. Smallwood is the beneficial owner of 320 shares. The address of EBS’ principal business office is 7777 Washington Village Drive, Suite 210, Dayton, Ohio 45459.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Goals of our Compensation Program

We provide a total compensation package for our executive officers that we believe is designed to fairly compensate them and to enhance shareholder value. We refer to our chief executive officer, chief financial officer and three other most highly compensated officers in this proxy statement as our “named executive officers.” We have disclosed the compensation package for our named executive officers in the summary compensation table and related tables below. We have structured our compensation packages to align our named executive officers’ interests with the interests of our shareholders and to motivate them to achieve the Company’s business objectives. Specifically, our compensation program is designed to achieve the following objectives:

•	Attract and retain excellent executives, with established records of success, who are appropriate for the Company’s needs in light of the competitive realities of the marketplace in our industry;

•	Motivate and reward executives whose knowledge, skills and performance are critical to the Company’s success;

•	Motivate the executives to increase shareholder value through the use of equity incentives; and

•	Tie compensation to corporate and individual performance, including achievement of measurable corporate and individual performance objectives.

We also seek to reward both leadership and teamwork. We reward initiative in identifying and pursuing opportunities, such as potential acquisition opportunities, and responding effectively to unanticipated situations.

We use various elements of compensation to reward specific types of performance. Our employment agreements for each of our named executive officers determine the salary of each officer, which provides the basic level of compensation for performing the job expected of them. We use cash bonus awards as an incentive that provides a timely reward for attainment of exemplary corporate and individual performance in a particular period. We use stock options and restricted stock (and in 2010, restricted stock units) to provide a long-term incentive, which adds value to compensation packages if the value of our common stock rises and aligns the interests of our executives with those of our shareholders.

Elements of our Compensation Program

Our total compensation package for named executive officers consists of the following components: salary, bonus, options, restricted stock, perquisites and other personal benefits and retirement. Each element of compensation is considered separately and we do not generally take into account amounts realized from prior compensation in establishing current elements of compensation. Our goal is to provide a total compensation package that we believe our named executive officers and our shareholders will view as fair and equitable. We consider the pay of each named executive officer relative to each other named executive officer so that the total compensation program is consistent for our executives. This is not a mechanical process, and our Compensation Committee has used its judgment and experience and worked with our Chief Executive Officer to determine the appropriate mix of compensation for each executive.

Salary — Each named executive officer’s employment agreement sets forth his salary, which varies with the scope of his respective responsibilities. On September 1, 2006, we entered into amended and restated employment agreements with G. Gary Yetman and Richard N. Burger in contemplation of our becoming a public company. These agreements initially provided for an annual base salary of $550,000 for Mr. Yetman and $375,000 for Mr. Burger. Each agreement provides for automatic annual raises equal to the percentage increase in the Chicago-area Consumer Price Index as reported by the U.S. Department of Labor.

On March 9, 2007, we entered into employment agreements with Richard Carr and Michael A. Frigo in connection with the acquisition by the Company of Copperfield, LLC. The agreement provided for an initial annual base salary of $400,000 for both Messrs. Carr and Frigo. We do not have an employment agreement with Ms. Van.

Our Board of Directors may, in its discretion, grant salary raises based on merit. We believe that the annual salary must be competitive with the market with respect to the skills and experience that are necessary to meet the requirements of the named executive officer’s position with us.

The employment agreements with Messrs. Yetman and Frigo were amended and restated on December 30, 2008, and the employment agreements with Messrs. Burger and Carr were amended and restated on December 29, 2008, each to reflect certain provisions required to comply with Section 409A of the Internal Revenue Code.

In light of the then existing economic and industry downturn as well as near term outlook, effective February 1, 2009, our senior management agreed to voluntary reductions in their 2009 base salaries, which were approved by the Board of Directors, including a reduction of 15% for Mr. Yetman and 10% for the other named executive officers. On December 16, 2009, the Compensation Committee approved the 2010 base salaries for our named executive officers. In consideration of the Company’s overall financial performance in the midst of difficult market conditions in 2009 and given the Compensation Committee and senior management’s assessment of the Company’s position at the end of 2009, base salaries for 2010 were established by the Compensation Committee reflecting 2008 salary levels (i.e. unaffected by the above-referenced 2009 reductions) plus certain merit increases in the case of certain named executive officers. The 2009 salaries (reflecting the reductions) and 2010 salaries are shown in the following table:

Name	2009 Salary	2010 Salary

Mr. Yetman	$543,200	$678,000
Mr. Burger	$356,379	$410,000
Mr. Carr	$372,154	$410,000
Mr. Frigo	$372,154	$410,000
Ms. Van	$209,332	$265,000

Bonus — The employment agreements in effect for Messrs. Yetman, Burger, Carr and Frigo provide for the possibility of a cash performance bonus. In 2009, Messrs. Yetman and Burger were each eligible to receive a cash performance bonus in an amount up to 100% of his base salary, Ms. Van was eligible to receive a cash performance bonus in an amount up to 75% of her base salary, and Messrs. Frigo and Carr were each eligible to receive a cash performance bonus in an amount up to 60% of his base salary, as determined by our Board of Directors based upon the attainment of performance goals conveyed to the officer. The Compensation Committee has the discretion to increase the cash performance bonus for any year.

Our bonus program is the most significant way in which we tie compensation to recent performance for our Company. In 2009, the Board of Directors established performance goals with bonus payments tied to the achievement of certain adjusted EBITDA targets, with other secondary performance factors that would be considered by the Compensation Committee, in its discretion, to determine bonus amounts, provided the adjusted EBITDA threshold target was achieved. Adjusted EBITDA as used by the Compensation Committee is net income before interest, taxes and depreciation and amortization expense (EBITDA) and excluding the impact of asset impairments, restructuring charges, gains on debt repurchases and foreign currency transaction gains or losses related to our Canadian subsidiary. The 2009 bonus program had an adjusted EBITDA threshold of $50 million (ranging to a maximum level at EBITDA of $70 million). The secondary factors to be considered in assessing the performance of each of our named executives were established for each executive giving consideration to those operational goals the related executive was deemed as having responsibility for, as well as the ability to impact.

Accordingly, the secondary bonus factors differed by executive given each executive’s particular area of responsibility as follows: inventory turnover and Copperfield integration for Messrs. Yetman and Burger; plant-related production and efficiency, and Copperfield integration for Mr. Carr; business unit and product-related performance, inventory turnover, and Copperfield integration for Mr. Frigo; and business unit performance and inventory turnover for Ms. Van. There was no set weighting to these secondary factors and no target level of performance for any factor that was material to a determination of the bonuses, nor was any target level communicated to the named executive officers. These secondary factors were to be weighed by the Compensation Committee, in its discretion, to determine bonus amounts if the primary adjusted EBITDA goal was met.

The Copperfield integration objective was a qualitative measure determined by the Compensation Committee in its discretion. The inventory turnover goal related to a demonstratable improvement in turnover levels for domestic manufactured goods. The plant-related production and efficiency factors for Mr. Carr included the aforementioned inventory turnover factor and other factors tied to labor productivity, material yield and plant spending. The business unit factors for Mr. Frigo and Ms. Van were tied to each of their reportable segment’s respective assessed contribution in achieving the Company-wide adjusted EBITDA targets. The new product goal for Mr. Frigo was a qualitative measure determined by the Chief Executive Officer in his sole discretion. We applied similar factors to all employees eligible to receive bonuses on a channel and segment basis, not only to the named executive officers.

We did not achieve our Company-wide adjusted EBITDA target for 2009, and consequently, no cash bonuses were paid to the named executive officers under the 2009 bonus program described above. However, in light of the named executive officers’ outstanding performance during the extraordinarily difficult business conditions of 2009, including strong cash flow and working capital management, as well as successful reduction of costs and appropriate adjustment of production capacity, on December 16, 2009, the Compensation Committee approved discretionary cash bonuses for the named executive officers in amounts generally equivalent to the base salary reductions they incurred during 2009, as follows: Mr. Yetman — $91,000, Mr. Burger — $38,000, Mr. Carr — $39,000, Mr. Frigo — $39,000, and Ms. Van — $48,000.

Cash performance bonuses in 2010 will be determined primarily on the basis of the Company’s adjusted EBITDA performance in 2010, and on other factors including cash flow, inventory turnover and achievement of other business unit and individual objectives.

Options — On October 5, 2006, our Board of Directors adopted, with shareholder approval, a stock incentive plan that originally provided for the granting of options to purchase 1,650,000 shares of our common stock. This plan was amended and restated, with shareholder approval, effective April 30, 2008, to (i) increase the maximum number of shares that may be issued thereunder by 790,000, from 1,650,000 to 2,440,000, (ii) add stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and incentive performance bonuses as available awards thereunder, (iii) add additional performance measures to be used in connection with awards designed to qualify for the performance-based exception from the tax deductibility limitation of Section 162(m) of the Internal Revenue Code, and (iv) add a section that allows participants to defer receipt of awards that would otherwise be due thereunder in accordance with Section 409A of the Internal Revenue Code.

On February 2, 2009, we granted options to purchase shares of common stock at $3.99 per share as follows:

Securities
Name	Underlying Options (#)(1)

G. Gary Yetman	87,719
Richard N. Burger	37,594
Richard Carr	5,000
Michael A. Frigo	5,000
Kathy Jo Van	20,050

(1)	One-third of the options vest on each of the first, second and third anniversaries of the grant date.

These options were granted based on a multiplier of base salary recommended by the Chief Executive Officer (with respect to the other named executive officers) and by the Board of Directors (with respect to the Chief Executive Officer), based in part on long-term incentive grant guidelines established by the Company and recommendations made by its outside compensation consultant in past years.

We award options to align the interests of our executives with the interests of our shareholders by having the realizable value depend on an increase of our stock price. We believe this will motivate our officers to return value to shareholders through future appreciation of our stock price. The options provide a long-term incentive because they vest over a period of time and remain outstanding for ten years, encouraging executives to focus energies on long-term corporate performance. The vesting requirements are designed to encourage retention of our officers.

We have additional shares authorized under our stock incentive plan for future awards at the discretion of our Compensation Committee. It is our intention to base the exercise price of options on the stock price on the grant date of that option.

Restricted Stock and RSUs — On February 2, 2009, we granted shares of restricted stock under the Long-Term Incentive Plan as follows:

Name	Shares (#)(1)

G. Gary Yetman	87,719
Richard N. Burger	37,594
Richard Carr	0
Michael A. Frigo	0
Kathy Jo Van	20,050

(1)	One-third of the shares vest on each of the first, second and third anniversaries of the grant date.

We introduced restricted stock awards as part of our annual equity award grants in 2009, in addition to stock options. Awards of restricted stock align the interests of our executives with those of shareholders and they retain their incentive value in a down market better than do stock options. The amounts of these awards were determined by the Board based on a multiple of base salary depending on the executive’s respective position and responsibilities, based in part on long-term incentive grant guidelines established by the Company and recommendations made by an outside compensation consultant engaged in past years. Messrs. Carr and Frigo did not receive restricted stock awards in 2009 given that the terms of their employment agreements entered into in connection with the acquisition of Copperfield, LLC in 2007 provided for larger base salaries relative to other Company executives in comparable positions.

On March 2, 2010, we awarded performance-based restricted stock units (RSUs) under the Long-Term Incentive Plan as follows:

Name	Shares (#)(1)

G. Gary Yetman	330,840
Richard N. Burger	94,562
Richard Carr	13,290
Michael A. Frigo	13,290
Kathy Jo Van(2)	54,980

(1)	The RSUs have a term of ten years and vest in increments upon the Company’s common stock attaining three separate incrementally increasing stock price goals beginning with a price representing approximately 350% of the average stock price per share on the grant date as follows: Mr. Yetman — 74,250 RSUs, 128,340 RSUs and 128,250 RSUs, respectively; Mr. Burger — 22,562 RSUs, 36,000 RSUs and 36,000 RSUs, respectively; Mr. Carr — 3,000 RSUs, 5,040 RSUs and 5,250 RSUs, respectively; Mr. Frigo — 3,000 RSUs, 5,040 RSUs and 5,250 RSUs, respectively; and Ms. Van — 12,230 RSUs, 21,000 RSUs and 21,750 RSUs, respectively. Upon each vesting date, two-thirds of the corresponding RSUs will settle in shares of the Company’s common stock on a 1-for-1 basis and one-third will settle in cash, in each case subject to applicable tax withholding.

(2)	On March 2, 2010, Ms. Van also was awarded an option to purchase 30,000 shares of common stock. This option has a term of ten years and vests in three equal installments on March 2, 2012, 2013 and 2014.

Because these awards identified in the table above were granted in 2010, they are not required to be included in the compensation tables in this proxy statement. We introduced the performance-based RSU awards as part of our annual equity award grants in 2010 to ensure that the Company is managed for the long-term benefit of shareholders and to reward executives for maximizing long-term performance. The amounts of these awards were established by the Board of Directors, in its discretion, based in part on long-term incentive grant guidelines established by the Company and recommendations made by an outside compensation consultant engaged in past years.

Perquisites and Other Personal Benefits — We provide each of our executive officers with perquisites and other personal benefits such as car allowances, club memberships, tax planning advice, and life and disability insurance. Also, our named executive officers are permitted to contribute a percentage of their salary to the Company’s 401(k) plan, up to the limitations established by law. For part of the first quarter of 2009, we matched an amount equal to $1 for each $1 of the first 1% of salary contributed and $0.50 for each additional dollar of the next 5% of salary contributed under the 401(k) plan (subject to limitations established by law). Participation in the Company’s 401(k) plan and receipt of matching contributions is also available to all full-time employees, subject to the terms of the 401(k) plan. In connection with the other cost saving actions described herein, effective February 2009, we suspended the Company matching contributions to the 401(k) plan for all participants. We reinstated the Company matching contributions to the 401(k) plan for all participants, effective January 1, 2010. In addition, we provide the same or comparable health and welfare benefits to our named executive officers as are available for all other full-time employees. We believe that the perquisites and other personal benefits that we offer are typical employee benefits for high-level executives working in our industry and in our geographic area. We believe that these benefits are cost-beneficial for the Company and substantially enhance employee morale and performance. We provide these benefits at our discretion. Our perquisite and personal benefit programs may change over time as the Compensation Committee determines what is appropriate.

Retirement Benefits — Our named executive officers do not participate in any defined benefit retirement plans such as a pension plan. We do not have any deferred compensation programs. As noted above, our named executive officers are eligible for a 401(k) plan, and in 2009 we matched those contributions as described in “Perquisites and Other Personal Benefits.” The 401(k) plan and our matching contributions are designed to encourage our named executive officers and other employees to save for their retirement.

Our Compensation Process

The Compensation Committee makes the compensation decisions for our named executive officers. The Compensation Committee is comprised of Dennis J. Martin, Isaac M. Neuberger and Denis E. Springer. The Board has determined that Messrs. Martin, Neuberger and Springer are independent directors. Neither the Chief Executive Officer nor any other officer of the Company is a member of the Compensation Committee.

The Compensation Committee reviews and approves corporate goals and objectives against which it evaluates our Chief Executive Officer’s performance. The Compensation Committee, together with the Board, determines and approves the Chief Executive Officer’s compensation level based on this evaluation. To accomplish this, the Compensation Committee makes a recommendation on the Chief Executive Officer’s compensation level to the Board for its final determination and approval. The Chief Executive Officer is not present during this discussion. Our Compensation Committee charter provides that the goals and objectives for the Chief Executive Officer should consist of objective criteria, including goals for performance of the business, the accomplishment of long-term strategic objectives and the development of management. In determining the long-term incentive component of our Chief Executive Officer’s compensation, the Compensation Committee charter provides that the Compensation Committee should consider, among other things, our performance and shareholder returns as compared to similar companies, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to our Chief Executive Officer in past years.

The Compensation Committee reviews the Chief Executive Officer’s proposal with respect to the compensation of our other executive officers and makes a recommendation to the Board on the amount of compensation that should be paid to them. The Chief Executive Officer may be present during these discussions but may not vote.

In past years, we have engaged Hay Group, Inc. as a compensation consultant to provide market data with respect to levels of base salary, bonus and long term incentives for executives. However, while we reviewed such market information, it was only one factor among several that we considered in establishing executive compensation levels and mixes, and we did not make use of any formula incorporating such data. We did not engage a compensation consultant in 2009.

Generally, in determining whether to increase or decrease compensation to our named executive officers, we take into account any changes of which we are aware in the market pay levels, the performance of the executive officer, the responsibilities and roles of the executive officer, the business needs for the executive officer, the transferability of managerial skills to another employer, the relevance of the executive officer’s experience to other potential employers and the readiness of the executive officer to assume a more significant role with another organization.

When making compensation decisions for 2009, the Board of Directors evaluated the performance of our Chief Executive Officer and took this evaluation into consideration when approving his compensation package. With respect to the other named executive officers, the Chief Executive Officer evaluated their performance and, based on this evaluation, made recommendations to the Board of Directors with respect to compensation decisions. When we amended and restated the employment agreements of Messrs. Yetman and Burger in 2006 and when we entered into the employment agreements with Messrs. Carr and Frigo in 2007, in addition to reviewing market compensation information as described above, we considered the prior pay levels of our named executive officers, the additional responsibilities expected for these officers and the importance of these individuals to our success.

Change in Control

Under our employment agreements, Messrs. Yetman and Burger each receive a severance payment and accelerated vesting of his options and restricted stock if there is a change in control and if he terminates employment with the Company. We believe this so-called “double trigger,” by requiring both the change in control and a termination to occur, maximizes shareholder value because it prevents an unintended windfall for management in the event of a friendly change in control. Similarly, under the terms of Ms. Van’s severance and restrictive covenant agreement, Ms. Van is not entitled to any “single trigger” benefits upon a change in control, but rather is entitled to a severance payment and accelerated vesting of her options and restricted stock upon certain terminations of employment. These arrangements are discussed in greater detail in the “Potential Payments Upon Termination or Change in Control” section.

Stock Ownership Guidelines

We have not implemented any stock ownership requirements for named executive officers. Prior to listing on NASDAQ in 2007, the market for our stock largely was limited. We will continue to periodically re-evaluate whether it would be appropriate for us to implement stock ownership requirements for our named executive officers. As noted above, we have granted options, restricted stock and performance-based restricted stock units to our named executive officers and have an incentive plan in place pursuant to which more options, restricted stock, restricted stock units and other equity grants can be issued in the future, which we believe allows management to own equity in the Company and accordingly to align their interest with those of other shareholders.

Tax Deductibility of Executive Compensation

Limitations on deductibility of compensation may occur under Section 162(m) of the Internal Revenue Code, which generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive officer and certain other highly compensated executive officers in the year the compensation becomes ordinarily deductible to the company. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. We generally intend for the annual performance bonuses for our executive officers to qualify as performance-based compensation, to the extent that Section 162(m) applies.

While deductibility of compensation is preferred, achieving the compensation objectives set forth above may, in certain situations, be more important than the benefit of tax deductibility. We reserve the right, therefore, to maintain flexibility in how we compensate our executive officers and, as a result, certain amounts of compensation may not be deductible from time to time.

Executive officers recognize taxable income from stock option awards when a vested option is exercised. We generally receive a corresponding tax deduction for compensation expense in the year of exercise. The amount included in the executive officer’s wages and the amount we may deduct is equal to the common stock price when the stock options are exercised, less the exercise price, multiplied by the number of stock options exercised. We do not pay or reimburse any executive officer for any taxes due upon exercise of a stock option.

Executive officers granted shares of restricted stock will not recognize taxable income at the time of grant and we will not be allowed a deduction for federal income tax purposes at that time. However, an executive officer granted such shares may elect to recognize taxable compensation in the year of the grant in an amount equal to the fair market value of the shares at the time of grant by filing a “Section 83(b) election” to such effect with us and the Internal Revenue Service within 30 days after the date of grant. If a Section 83(b) election is not made, an executive officer granted shares of restricted stock will recognize taxable compensation in an amount equal to the fair market value of the shares at the time the shares first become transferable. Subject to the $1 million limit on the amount of compensation that can be deducted for payments to each of our executive officers, if applicable, we will be allowed a deduction for federal income tax purposes at the time the executive officer receiving restricted stock recognizes taxable compensation equal to the amount of compensation recognized by such officer.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement relating to the 2010 Annual Meeting of Shareholders.

The foregoing report has been approved by all members of the Compensation Committee.

Dennis J. Martin
Isaac M. Neuberger (Chairman)
Denis E. Springer

Summary Compensation Table

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards(1)	Awards(2)	Compensation	Compensation(3)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

G. Gary Yetman	2009	$543,200	$91,000	$350,000	$226,990	$—	$36,288	$1,247,478
President and	2008	630,500	—	74,811	256,018	—	40,638	1,001,967
Chief Executive Officer	2007	592,931	—	—	—	585,000	41,253	1,219,184
Richard N. Burger	2009	356,379	38,000	150,000	97,282	—	16,469	658,130
Executive Vice President,	2008	392,625	60,000	—	109,409	—	20,203	582,237
Chief Financial Officer,	2007	380,084	—	—	—	375,000	21,507	776,591
Secretary and Treasurer
Richard Carr	2009	372,154	39,000	—	12,939	—	7,153	431,246
Executive Vice President, Operations	2008	410,000	—	—	43,764	—	20,100	473,864
Michael A. Frigo	2009	372,154	39,000	—	12,939	—	7,815	431,908
Executive Vice President,	2008	410,000	—	—	43,764	—	15,300	469,064
OEM Group,	2007	300,000	—	—	295,000	150,000	45,296	790,296
Kathy Jo Van	2009	209,332	48,000	80,000	51,883	—	10,421	399,636
Executive Vice President, Retail Group

(1)	This column discloses the grant date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718. The amounts disclosed for 2008 and 2007 have been recast to reflect the grant date fair value for such years, in accordance with new SEC disclosure rules. Additional detail regarding the 2009 restricted stock awards is provided in the 2009 Grant of Plan-Based Awards Table.

(2)	This column discloses the grant date fair value of option awards calculated in accordance with FASB ASC Topic 718. For all assumptions used in the calculation, see Note 12 to the Company’s audited financial statements contained in our annual report on Form 10-K filed on March 4, 2010. The amounts disclosed for 2008 and 2007 have been recast to reflect the grant date fair value for such years, in accordance with new SEC disclosure rules. Additional detail regarding the 2009 option awards is provided in the 2009 Grant of Plan-Based Awards Table.

(3)	All Other Compensation includes the following with respect to named executive officers who received perquisites totaling in excess of $10,000:

		Car		Tax	Life and	401(K)
		Allowance	Club	Planning	Disability	Matching
Name	Year	(a)	Memberships	Advice	Insurance	Contributions	Total

G. Gary Yetman	2009	$8,175	$13,177	$2,500	$8,604	$3,832	$36,288
Richard N. Burger	2009	$5,488	—	775	5,673	4,533	16,469
Kathy Jo Van	2009	$6,996	—	—	—	3,425	10,421

(a)	We leased an automobile for Mr. Burger during 2009. The value of his personal use is based on the gross capitalized cost determined at the time of the lease multiplied by the personal miles driven. Personal use includes commuting miles in addition to a percent mile charge for gasoline. Mr. Yetman and Ms. Van received a car allowance during 2009. The value of personal use of an automobile is based on the allowance received multiplied by the personal miles driven. Personal use includes commuting miles in addition to a percent mile charge for gasoline.

2009 Grants of Plan-Based Awards

				All Other Stock
		Estimated Future		Awards:	All Other Option
		Payouts Under		Number of	Awards: Number of		Grant Date Fair
		Non-Equity Incentive		Shares of	Securities	Exercise or	Value of
		Plan Awards(1)		Stock or	Underlying	Base Price of	Stock and
		Threshold	Maximum	Units	Options	Option Awards	Option Awards
Name	Grant Date	($)	($)	(#)(2)	(#)(3)	($)	($)(4)

G. Gary Yetman	02/02/2009	—	—	87,719	—	—	$350,000
	02/02/2009	—	—	—	87,719	$3.99	$226,990
	02/02/2009	$0	$630,500	—	—	—	—
Richard N. Burger	02/02/2009	—	—	37,594	—	—	$150,000
	02/02/2009	—	—	—	37,594	$3.99	$97,282
	02/02/2009	$0	$392,625	—	—	—	—
Richard Carr	02/02/2009	—	—	—	5,000	$3.99	$12,939
	02/02/2009	$0	$205,000	—	—	—	—
Michael A. Frigo	02/02/2009	—	—	—	5,000	$3.99	$12,939
	02/02/2009	$0	$205,000	—	—	—	—
Kathy Jo Van	02/02/2009	—	—	20,050	—	—	$80,000
	02/02/2009	—	—	—	20,050	$3.99	$51,883
	02/02/2009	$0	$172,965	—	—	—	—

(1)	Messrs. Yetman and Burger were each eligible to receive a cash performance bonus in an amount up to 100% of his base salary, Ms. Van was eligible to receive a cash performance bonus in an amount up to 75% of her base salary, and Messrs. Frigo and Carr were each eligible to receive a cash performance bonus in an amount up to 50% of his base salary, as determined by our Board of Directors based upon the attainment of performance goals conveyed to the officer. On February 2, 2009, the Board of Directors established performance goals based on an adjusted EBITDA threshold of $50 million (ranging to a maximum level at adjusted EBITDA of $70 million), and a predetermined minimum inventory turnover ratio for 2009. In addition, Mr. Frigo and Ms. Van had certain business unit goals. Based on 2009 Company performance results, no bonuses were earned under this bonus program in 2009; however, discretionary cash bonuses were awarded to each of the named executive officers in 2009. Further information about the performance awards and discretionary bonuses is contained in the “Compensation Discussion and Analysis — Elements of our Compensation Program — Bonus” section.

(2)	One-third of the shares of restricted stock vest on each of the first, second and third anniversaries of the grant date.

(3)	One-third of the stock options vest on each of the first, second and third anniversaries of the grant date.

(4)	This column discloses the grant date fair market value of the awards calculated in accordance with FASB ASC Topic 718. With respect to the restricted stock, the fair value of the restricted stock when granted was $3.99 per share, which we will expense over the three-year vesting term of the restricted stock. With respect to the options, we estimated the fair value of the stock options using the Black Scholes option-pricing model. The fair value of the options when granted was $2.59 per underlying common share, which we will expense over the three-year vesting term of these options. For all assumptions used in the valuation, see Note 12 to the Company’s audited financial statements contained in our annual report on Form 10-K filed on March 4, 2010.

Discussion of Summary Compensation and 2009 Grant of Plan Based Award Tables

Employment Agreements — Pursuant to their employment agreements, Messrs. Yetman and Burger initially received an annual CPI-adjusted salary starting at $550,000 and $375,000, respectively, plus a bonus of up to 100% of base salary for each year as determined by our Board of Directors based on attainment of performance goals conveyed to the employee. Pursuant to their employment agreements, Messrs. Carr and Frigo each receive an annual salary starting at $400,000. Mr. Carr is eligible to receive a bonus of up to 60%

of base salary for each year as determined by our CEO based on attainment of performance goals conveyed to the employee. Mr. Frigo is eligible to receive a bonus of up to 60% of base salary for each year as determined by our Board of Directors based on attainment of performance goals conveyed to the employee. The cash performance bonus may be increased in any year in the discretion of the Board of Directors or an appropriate Board committee. Mr. Yetman also receives term life insurance in an amount not less than $1,000,000, health and country club memberships and has the right to one director seat on the Board of Directors of the Company and each of its affiliates. Messrs. Yetman and Burger each receive supplemental disability insurance in an amount equal to the amount they were receiving under their previous employment agreements.

The term of the employment agreements for Messrs. Yetman and Burger is a rolling three-year period such that upon each day of service, each agreement automatically renews for one additional day, unless terminated by either party. The term of the employment agreement for Mr. Carr is a three-year period that expired on April 2, 2010. The term of the employment agreement for Mr. Frigo is a rolling one-year period such that upon each day of service, the agreement automatically renews for one additional day, unless terminated by either party.

Stock Incentive Plan — As reflected in the above table, on February 2, 2009, Messrs. Yetman, Burger, Carr and Frigo and Ms. Van received option grants of 87,719, 37,594, 5,000, 5,000 and 20,050 shares, respectively. One-third of the options vest on each of the first, second and third anniversaries of the grant date, provided the employee remains employed by us on each vesting date (except in certain circumstances discussed in the “Potential Payments Upon Termination or Change in Control” section).

On February 2, 2009, Messrs. Yetman and Burger and Ms. Van received restricted stock grants of 87,719, 37,594, and 20,050, respectively. One-third of the shares of restricted stock vest on each of the first, second and third anniversaries of the grant date, provided the employee remains employed by us on each vesting date (except in certain circumstances discussed in the “Potential Payments Upon Termination or Change in Control” section).

Indemnification Agreements — We have entered into separate indemnification agreements with our directors and officers that provide them with indemnification rights, particularly with respect to indemnification procedures and directors’ and officers’ insurance coverage. The indemnification agreements require us, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from acts or omissions (i) regarding enforcement of the indemnification agreement, if not taken in good faith, (ii) relating to the purchase and sale by the officer or director of securities in violation of Section 16(b) of the Exchange Act, (iii) subject to certain exceptions, in the event of claims initiated or brought voluntarily by the officer or director, not by way of defense, counterclaim or cross claim or (iv) for which applicable law or the indemnification agreements prohibit indemnification; provided, however, that the officers or directors shall be entitled to receive advance amounts for expenses they incur in connection with claims or actions against them unless and until a court having jurisdiction over the claim shall have made a final judicial determination that the officer or director is prohibited from receiving indemnification. Furthermore, we are not responsible for indemnifying the officers and directors if an independent reviewing party (a party not involved in the pending claim) determines that a director or officer is not entitled to indemnification under applicable law, unless a court of competent jurisdiction determines that the director or officer is entitled to indemnification. We believe that these indemnification arrangements are important to our ability to attract and retain qualified individuals to serve as directors and officers.

Outstanding Equity Awards at 2009 Fiscal Year-End

				Option Awards
		Number		Number
		of		of
		Securities		Securities			Stock Awards
		Underlying		Underlying					Market Value of
		Unexercised		Unexercised	Option Exercise	Option	Number of Shares or		Shares or Units of
	Grant	Options (#)		Options (#)	Price	Expiration	Units of Stock That		Stock That Have Not
Name	Date	Unexercisable		Exercisable	($)	Date	Have Not Vested (#)		Vested ($)

G. Gary Yetman	02/02/2009	87,719	(2)	0	$3.99	02/01/2019	87,719	(3)	$298,245
	03/26/2008	—		—	—	—	4,596	(3)	$15,627
	01/04/2008	39,000	(2)	19,500	$8.38	01/03/2018	—		—
	10/11/2006	0		230,000	$15.00	10/10/2016	—		—
Richard N. Burger	02/02/2009	37,594	(2)	0	$3.99	02/01/2019	37,594	(3)	$127,820
	01/04/2008	16,666	(2)	8,334	$8.38	01/03/2018	—		—
	10/11/2006	0		115,000	$15.00	10/10/2016	—		—
Richard Carr	02/02/2009	5,000	(2)	0	$3.99	02/01/2019	—		—
	01/04/2008	6,666	(2)	3,334	$8.38	01/03/2018	—		—
	05/11/2007	8,333	(1)	16,667	$23.62	05/10/2017	—		—
Michael A. Frigo	02/02/2009	5,000	(2)	0	$3.99	02/01/2019	—		—
	01/04/2008	6,666	(2)	3,334	$8.38	01/03/2018	—		—
	05/11/2007	8,333	(1)	16,667	$23.62	05/10/2017	—		—
Kathy Jo Van	02/02/2009	20,050	(2)	0	$3.99	02/01/2019	20,050	(3)	$68,170

(1)	Contingent on continued employment, the remaining unexercisable options become exercisable on May 11, 2010.

(2)	Contingent on continued employment, one-third of the options granted become exercisable on the first, second and third anniversaries of the grant date.

(3)	Contingent on continued employment, one-third of the shares of restricted stock become vested on the first, second and third anniversaries of the grant date.

2009 Option Exercises and Stock Vested

No options were exercised in 2009. On March 26, 2009, Mr. Yetman vested in 2,299 shares of restricted stock (one-third of the shares of restricted stock awarded to him on March 26, 2008).

Potential Payments Upon Termination or Change in Control

We may terminate the employment of any of our named executive officers for “Cause,” which is defined in (a) the employment agreements with Messrs. Yetman and Burger, and (b) the severance and restrictive covenant agreement with Ms. Van, as:

•	gross neglect or willful failure to perform duties in all material respects after written demand and 30-days’ notice from the Board of Directors;

•	a willful and material breach of the agreement by the employee which is not cured within 30 days of notice of said breach;

•	fraud or embezzlement; or

•	the employee’s conviction or entry of a plea of nolo contendere for a crime involving moral turpitude or any other crime materially impairing or materially hindering the employee’s ability to perform his employment duties.

“Cause” is defined in the employment agreements with Messrs. Carr and Frigo as:

•	gross misconduct;

•	material nonperformance after two weeks’ notice from the Company;

•	material breach of the agreement;

•	the employee’s conviction or entry of a plea of nolo contendere to any felony or misdemeanor or the entry of any final civil judgment in connection with any allegation of fraud, misrepresentation, misappropriation or any other intentional tort or statute violation;

•	insubordination;

•	violation of the Company’s sexual harassment/anti-discrimination policies; or

•	a court order prohibiting the employee from working for the Company for a period that extends beyond six months.

Messrs. Yetman and Burger may terminate their employment agreements at any time within 90 days of the occurrence of an event that constitutes “Good Reason,” which is defined as:

•	a material reduction in base compensation, excluding an insubstantial and inadvertent failure that is remedied within 15 days’ notice by the employee;

•	a significant reduction in responsibilities or duties;

•	a 35-mile relocation of the office where the employee works;

•	a change in control; or

•	other willful failure or willful breach by the Company of any material obligations of the agreement.

The employment agreements require Messrs. Yetman and Burger to give written notice to the Board of Directors of an intention to terminate employment for Good Reason, and the Company shall have 30 days after such written notice is given in which to remedy the condition. Messrs. Yetman and Burger each must give three months’ notice to terminate his employment agreement without Good Reason.

Messrs. Carr and Frigo may terminate their employment agreements in the event of a “Substantial Breach,” which is defined as:

•	a material reduction in the employee’s responsibilities below the position of a senior manager;

•	a material reduction in salary; or

•	a willful failure or willful breach by the Company of any materials obligations of the agreement.

The employment agreements require Messrs. Carr and Frigo to give written notice to the Board of Directors of an intention to terminate employment due to a Substantial Breach, and the Company shall have 30 days after such written notice is given in which to remedy the condition. Messrs. Carr and Frigo must each give two weeks’ notice to terminate his employment agreement for any reason.

Ms. Van may terminate her employment under her severance and restrictive covenant agreement at any time for “Good Reason,” which is defined as:

•	a material reduction in authority, duties or responsibilities, other than due to the employee’s continued failure to substantially perform her duties with the Company or to accommodate the employee’s physical or mental illness or infirmity;

•	a material reduction in salary, except with regard to across-the-board salary reductions; or

•	a 50-mile relocation of the office where the employee works within two years after a “Change in Control.”

The severance and restrictive covenant agreement requires Ms. Van to give written notice to the Board of Directors of an intention to terminate employment for Good Reason, and the Company shall have 30 days after such written notice is given in which to remedy the condition. Ms. Van may terminate her employment without Good Reason at any time.

If we terminate Mr. Yetman or Mr. Burger without Cause or if either of them terminates his employment with Good Reason, he shall be entitled to receive, in a lump sum, a payment equal to three times an amount equal to his base salary plus his average annual bonus for the two complete years immediately preceding the date of termination. His benefits shall continue for 36 months, any outstanding stock options or restricted stock shall be immediately vested and any life insurance policies maintained by us on the life of the employee shall be converted into fully paid term policies assigned to the employee. In the event that Mr. Yetman or Mr. Burger terminates employment because of his death or disability, he (or his estate) shall be entitled to receive, in a lump sum, a payment equal to one year’s salary and his average annual bonus for the two complete years immediately preceding the date of termination. His benefits shall continue for 12 months, any outstanding stock options or restricted stock shall be immediately vested and any life insurance policies maintained by us on the life of the employee shall be converted into fully paid term policies assigned to the employee.

If we terminate Mr. Carr without Cause or if he terminates his employment after Substantial Breach, he shall be entitled to receive salary continuation payments for the remainder of the term of his employment agreement. The term of Mr. Carr’s employment agreement commenced on April 2, 2007 and ended on April 2, 2010. If we terminate Mr. Frigo without Cause or if he terminates his employment after Substantial Breach, he shall be entitled to receive salary continuation payments for the remainder of the term of his employment agreement. The term of Mr. Frigo’s employment agreement is a rolling one-year period. In the event that Mr. Carr or Mr. Frigo terminates employment because of his disability, he shall be entitled to receive salary continuation payments for a period of six months or the remainder of the term of his employment agreement, whichever period ends first. In the event that Mr. Carr or Mr. Frigo terminates employment because of his death, he shall not be entitled to any additional payments after termination (other than accrued and unpaid salary as of the date of termination).

If we terminate Ms. Van without Cause or if she terminates her employment with Good Reason, she shall be entitled to receive an amount equal to one and a half times her salary, to be paid in 24 semi-monthly installments. In addition, she shall receive subsidized coverage under the Company’s group health plan for a period of up to 12 months, and all outstanding stock options or restricted stock that vest based on the passage of time shall be immediately vested. Ms. Van’s entitlement to these benefits is conditioned upon her execution of a general release of claims against the Company. In the event that Ms. Van terminates employment because of her death or disability, she shall not be entitled to any additional payments after termination (other than accrued and unpaid salary and bonus as of the date of termination).

The employment agreements with Messrs. Yetman and Burger contain non-compete provisions that will last for one year following termination of employment; the non-compete clause is not applicable if the Company terminates the employee without Cause or the employee terminates his employment for Good Reason or the Company fails to make any payment or perform any obligation owed to him under the agreement. In addition, the employment agreements with Messrs. Yetman and Burger contain a confidentiality clause which is effective for no longer than three and one half years after an employee’s termination.

The employment agreements with Messrs. Carr and Frigo contain non-compete provisions that last for the duration of the period in which he receives any salary continuation payments. The employment agreements also contain non-solicitation provisions that will last for one year following termination of employment. In addition, the employment agreements with Messrs. Carr and Frigo contain a confidentiality clause which is effective at all times.

The severance and restrictive covenant agreement with Ms. Van contains non-compete and non-solicitation provisions that will last for one year following termination of employment. In addition, the agreement contains a confidentiality cause which is effective at all times.

If we terminate Messrs. Yetman or Burger for Cause, the only payments he shall receive are accrued salary for the period he has worked and any bonus that may otherwise have become due for the fiscal year prior to the year of his employment termination. If we terminate Messrs. Carr or Frigo for Cause, the only payment he shall receive is accrued salary for the period he has worked. If we terminate Ms. Van for Cause, the only payments she shall receive are accrued salary and bonus for the period she has worked.

Set forth below is a description of the incremental amounts that we would have paid our named executive officers following a termination, assuming that the relevant trigger event occurred on December 31, 2009.

			Stock	Restricted
	Cash		Options	Stock	Medical	Insurance	Health Club
	Severance	Bonus	(1)	(2)	Continuation	Continuation	Memberships

G. Gary Yetman
Termination Without Cause or Termination for Good Reason, including a Change in Control	$1,629,600	$136,500	$0	$167,443	$43,191	$25,812	$34,071
Death or Disability	$543,200	$45,500	$0	$167,443	$14,397	$8,604	$11,357
Richard N. Burger
Termination Without Cause or Termination for Good Reason, including a Change in Control	$1,069,137	$147,000	$0	$65,972	$43,191	$17,109	—
Death or Disability	$356,379	$49,000	$0	$65,972	$14,397	$5,673	—
Richard Carr
Termination Without Cause or Termination for Good Reason, including a Change in Control	$92,784	—	—	—	—	—	—
Disability	$92,784	—	—	—	—	—	—
Michael A. Frigo
Termination Without Cause or Termination after Substantial Breach	$372,154	—	—	—	—	—	—
Disability	$186,077	—	—	—	—	—	—
Kathy Jo Van
Termination Without Cause or Termination for Good Reason, including a Change in Control	$313,998	—	$0	$35,185	$14,397	—	—
Death or Disability	—	—	—	—	—	—	—

(1)	Options for Messrs. Yetman and Burger were granted on October 11, 2006 with an exercise price of $15.00 per share, which was the price per share at which we sold our common stock in our 2006 private placement, on January 4, 2008 with an exercise price of $8.38 per share, and on February 2, 2009 with an exercise price of $3.99 per share. Options for Ms. Van were granted on February 2, 2009 with an exercise price of $3.99 per share. These options had no intrinsic value as of December 31, 2009, as our share price on that date was below the exercise price of the options, and therefore the potential acceleration of vesting of Messrs. Yetman and Burger’s options and Ms. Van’s options is valued at $0.

(2)	Represents amount of unrecognized compensation cost as calculated under SFAS No. 123(R) as of December 31, 2009.

Compensation Risks

With the oversight of the Compensation Committee, we have reviewed our employee compensation policies and practices to determine whether they expose the Company to excessive risks. Based on our review, we believe that our compensation policies and practices for our employees do not create risks that are reasonably likely to have a material adverse effect on the Company.

2009 Director Compensation

The following information sets forth the compensation paid to our directors during the year ended December 31, 2009.

			Option
	Fees Earned or	Stock Awards	Awards	Total
Name	Paid in Cash ($)(1)	($)(2)	($)(3)	($)

David Bistricer	$92,500	$100,000	$0	$192,500
Shmuel D. Levinson	$55,500	$60,000	$0	$115,500
James G. London	$55,500	$60,000	$0	$115,500
Dennis J. Martin	$64,750	$60,000	$0	$124,750
Isaac M. Neuberger	$60,125	$60,000	$0	$120,125
Harmon S. Spolan	$69,375	$60,000	$0	$129,375
Denis E. Springer	$74,000	$60,000	$0	$134,000
Nachum Stein	$92,500	$100,000	$0	$192,500

(1)	Includes retainer fees and Board meeting fees earned in 2009.

(2)	This column discloses the grant date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718. The following table indicates the number of shares of restricted stock granted to each director on February 2, 2009, the grant date fair market value of such award, and the total unvested restricted stock awards held by each director as of December 31, 2009:

			Total
		2009 Fair	Unvested
	2009 Award	Market	Awards
Name	(#)	Value ($)	(#)

David Bistricer	25,063	$100,000	32,381
Shmuel D. Levinson	15,038	$60,000	19,428
James G. London	15,038	$60,000	19,428
Dennis J. Martin	15,038	$60,000	18,696
Isaac M. Neuberger	15,038	$60,000	19,428
Harmon S. Spolan	15,038	$60,000	19,428
Denis E. Springer	15,038	$60,000	19,428
Nachum Stein	25,063	$100,000	32,381

(3)	No options were awarded to our directors during fiscal year 2009. As of December 31, 2009, our non-employee directors held the following outstanding option awards: David Bistricer — 0; Shmuel D. Levinson — 0; James G. London — 2,500; Isaac M. Neuberger — 2,500; Harmon S. Spolan — 2,500; Denis E. Springer — 2,500; Dennis J. Martin — 0; and Nachum Stein — 0.

Our directors compensation policy provides that outside directors, other than the co-chairmen, each receive an annual retainer of $60,000 in cash (payable quarterly) and $60,000 in restricted common stock (issued annually on the first business day of each new fiscal year). Each co-chairman of the Board of Directors receives an annual retainer of $100,000 in cash (payable quarterly) and restricted common stock having a value of $100,000 (issued annually on the first business day of each new fiscal year). In addition, each member of the Audit Committee receives an additional annual retainer of $10,000 in cash (payable quarterly). Finally, in addition to the above, the chairperson of the Audit Committee receives an annual retainer of $10,000 in cash (payable quarterly) and the chairpersons of the Compensation Committee and the Nominating and Corporate Governance Committee each receive an annual retainer of $5,000 (payable quarterly). The shares of restricted stock will vest in three equal installments on each of the first three anniversaries of the February grant date.

Beginning with the second quarter of 2009, each director’s cash compensation was reduced by 10%. Effective January 1, 2010, the directors’ compensation reverted to the levels set forth in our directors’ compensation policy as discussed above.

All the directors will be reimbursed for their out-of-pocket expenses incurred in connection with the performance of Board duties.

AUDIT COMMITTEE REPORT

The Audit Committee consists of three members of the Board of Directors, each of whom has been determined by the Board of Directors to be financially literate, as contemplated by the NASDAQ listing standards. The Board has determined that Dennis J. Martin, Harmon S. Spolan and Denis E. Springer are “audit committee financial experts,” as that term is defined under 401(h) of Regulation S-K. Each member of the audit committee is independent of the Company and its management, as required by NASDAQ listing standards.

The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which is available on the Company’s website. As more fully described in the charter, the primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements and financial reporting process and the performance, qualification and independence of the Company’s independent auditors, Deloitte & Touche LLP, to whom we refer as Deloitte.

The Company’s management prepares the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and is responsible for the financial reporting process that generates these statements. Management is also responsible for establishing and maintaining adequate internal controls over financial reporting. The Audit Committee, on behalf of the Board of Directors, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by the Company’s management, Deloitte and other advisors.

The Audit Committee has reviewed and discussed the Company’s December 31, 2009 audited consolidated financial statements with management and with Deloitte.

The Audit Committee has also discussed with Deloitte all the matters required to be discussed by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended (“Communication with Audit Committees”) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received from Deloitte & Touche LLP a letter providing the disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence with respect to any relationships between Deloitte & Touche LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. Deloitte & Touche LLP has discussed its independence with us, and has confirmed in the letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the December 31, 2009 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K.

The foregoing report has been approved by the Audit Committee.

Dennis J. Martin
Harmon S. Spolan
Denis E. Springer

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The appointment of independent auditors will be approved annually by the Audit Committee and ratified by our shareholders. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has authorized the engagement of Deloitte & Touche LLP, who we refer to as Deloitte, as our independent auditors for the year ending December 31, 2010. Deloitte has been the Company’s independent registered public accountants since 2002.

Representatives of Deloitte will attend the Annual Meeting of Shareholders and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Independent Auditor Fee Information

The following table presents fees for professional audit services rendered by Deloitte for the audit of our annual consolidated financial statements for 2009 and 2008 and fees for other services rendered by Deloitte for fiscal year 2009 and 2008.

	2009	2008

Audit fees(1)	$1,490,000	$1,938,000
Audit-related fees(2)	$25,000	$66,560
Tax fees(3)	$346,975	$591,100
All other fees	$—	$—

(1) Audit fees represent fees for professional services provided in connection with the audit of the Company’s consolidated annual financial statements and review of the quarterly financial statements.

(2) Audit-related fees consist of fees billed for assurance and related services. In 2009 and 2008, this category consisted primarily of services related to registration statements, debt and equity offerings and consultation on business acquisition matters.

(3) Tax fees, including costs, for the years ended December 31, 2009 and December 31, 2008 were for professional services related to tax compliance (preparation of tax returns), tax planning (consultation on matters related to tax accounting methods and business acquisition matters), and tax advice (consultation on matters related to audit issues and the IRS review of our corporate tax returns).

Pre-Approval Policy of Audit and Non-Audit Services

The Audit Committee charter requires the Audit Committee to approve all audit engagement fees and services and all permissible non-audit engagement fees and services with the independent auditor. The Audit Committee may delegate the pre-approval of permissible non-audit services to a single member of the Audit Committee. The Audit Committee provides a general pre-approval of certain audit and non-audit services on an annual basis. The types of services that may be covered by a general pre-approval include other audit services, audit-related services, tax services and permissible non-audit services. If a type of service is not covered by the Audit Committee’s general pre-approval, the Audit Committee, or one of its members, must review the service on a specific case-by-case basis and pre-approve it if such service is to be provided by the independent auditor. Annual audit services engagement fees and services require specific pre-approval of the Audit Committee. Any proposed services exceeding pre-approved costs also require specific pre-approval by the Audit Committee or one of its members. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the Securities and Exchange Commission’s rules on auditor independence. The Audit Committee may delegate either type of pre-approval authority to one or more of its members.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND
RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially offers the advantages of convenience for shareholders and cost savings for companies. We have not implemented householding rules with respect to our record holders. However, a number of brokers with account holders who are shareholders may be “householding” our proxy materials. If a stockholder receives a householding notification from his, her or its broker, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.

Shareholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, if any stockholder that receives a “householding” notification wishes to receive a separate annual report and proxy statement at his, her or its address, such stockholder should also contact his, her or its broker directly. Shareholders who in the future wish to receive multiple copies may also contact the Company at 1530 Shields Drive, Waukegan, Illinois 60085, attention: Secretary.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

How do I Submit a Proposal for Inclusion in Next Year’s Proxy Material?

If you wish to submit a proposal to be considered for inclusion in the proxy material for the next annual meeting, please send it to the Secretary, Coleman Cable, Inc., 1530 Shields Drive, Waukegan, Illinois 60085. Under the rules of the Securities and Exchange Commission, proposals must be received no later than December 15, 2010 and otherwise comply with the requirements of the Securities and Exchange Commission to be eligible for inclusion in the Company’s 2011 Annual Meeting of Shareholders proxy statement and form of proxy.

How do I Submit a Proposal or Make a Nomination at an Annual Meeting of Shareholders?

Our By-Laws provide that if a shareholder desires to submit a proposal for consideration at an annual meeting of shareholders, or to nominate persons for election as directors, the shareholder must provide written notice of an intent to make such a proposal or nomination which the Secretary of the Company must receive at our principal executive offices no later than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of the shareholders. With respect to the 2011 Annual Meeting of Shareholders, such written notice must be received on or prior to December 5, 2010. The notice must meet the requirements set forth in our By-Laws. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Exchange Act, management proxies would be allowed to use their discretionary voting authority to vote on any proposal with respect to which the foregoing requirements have been met.

OTHER MATTERS

The Board of Directors of the Company does not know of any matters which may be presented at the 2010 Annual Meeting of Shareholders other than those specifically set forth in the Notice of Annual Meeting of Shareholders. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

/s/  Richard N. Burger
Richard N. Burger
Secretary

? ? COLEMAN CABLE, INC. ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 30, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints G. Gary Yetman and Richard N. Burger as proxies, each with full power of substitution, to represent and vote, as designated on the reverse side, all the shares of Common Stock of Coleman Cable, Inc. (the “Company”) held of record by the undersigned on March 18, 2010, at the Annual Meeting of Shareholders on April 30, 2010, or any adjournment or postponement thereof. (Continued and to be signed on the reverse side) ? 14475 ?

ANNUAL MEETING OF SHAREHOLDERS OF COLEMAN CABLE, INC. April 30, 2010 PROXY VOTING INSTRUCTIONS MAIL — Date, sign and mail your proxy card in the envelope provided as soon as possible. — OR - TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have this proxy card available when you call. — OR — INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have this proxy card available when you access the web page. — OR — IN PERSON — You may vote your shares in person by attending the Annual Meeting. COMPANY NUMBER ACCOUNT NUMBER You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date. ? Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ? ? 20230300000000000000 4 051407 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ? 1. Election of Directors: NOMINEES: ? FOR ALL NOMINEES O Isaac M. Neuberger O Nachum Stein ? WITHHOLD AUTHORITY O G. Gary Yetman FOR ALL NOMINEES ? FOR ALL EXCEPT (See instructions below) INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to the name of each nominee for whom you wish to withhold voting authority, as shown here: ? FOR AGAINST ABSTAIN 2. To ratify the selection of Deloitte & Touche ? ? ? LLP as independent auditors of the Company for its fiscal year ending December 31, 2010. This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors and “FOR” proposal 2. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please ? note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.